Exhibit 12.1

NORTEK HOLDINGS, INC.
RATIO OF EARNINGS TO FIXED CHARGES

	ACTUAL
	YEAR ENDED	PERIOD FROM	PERIOD FROM	YEAR ENDED
	DECEMBER	JAN. 1, 2009	DEC. 20, 2009	DECEMBER 31,
	31, 2010	TO DEC. 19, 2009	TO DEC. 31, 2009	2008	2007	2006
	(IN MILLIONS EXCEPT RATIOS)
EARNINGS:
Earnings (loss) from continuing operations	(13.4)	195.3	(3.4)	(780.7)	32.4	89.7
Provision (benefit) for income taxes	(11.6)	85.0	(1.4)	26.9	33.1	63.9

“Earnings”	(25.0)	280.3	(4.8)	(753.8)	65.5	153.6

FIXED CHARGES:
Interest expense including amortization of debt expense and discount	95.7	135.6	3.6	134.7	122.0	115.6
Interest portion of rental expense	16.1	15.8	0.6	16.1	15.5	13.3

“Fixed Charges”	111.8	151.4	4.2	150.8	137.5	128.9

Earnings Available for Fixed Charges	86.8	431.7	(0.6)	(603.0)	203.0	282.5

Ratio of Earnings to Fixed Charges (1)	—	2.9	—	—	1.5	2.2

	ACTUAL
	FIRST NINE MONTHS ENDED
	OCTOBER 1, 2011	OCTOBER 2, 2010

	(IN MILLIONS EXCEPT RATIOS)
EARNINGS:
(Loss) earnings from continuing operations	(55.1)	(3.3)
Provision for income taxes	(22.9)	(8.5)

“Earnings”	(78.0)	(11.8)

FIXED CHARGES:
Interest expense including amortization of debt expense and discount	81.0	69.9
Interest portion of rental expense	12.1	12.1

“Fixed Charges”	93.1	82.0

Earnings Available for Fixed Charges	15.1	70.2

Ratio of Earnings to Fixed Charges (1)	—	—

(1)	These ratios are computed by dividing the total earnings by the total fixed charges. For purposes of calculating this ratio, “Earnings” consist of earnings from continuing operations before provision for income taxes and fixed charges. “Fixed Charges” consist of interest expense and the estimated interest portion of rental payments on operating leases. Earnings were insufficient to cover fixed charges for the historical results for the first nine months ended October 1, 2011 and October 2, 2010, the year ended December 31, 2010, the period from December 20, 2009 to December 31, 2009 and the year ended December 31, 2008 by approximately $78.0 million, $11.8 million, $25.0 million, $4.8 million and $753.8 million, respectively.